Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
HANGER, INC.

Hanger, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.             The original Certificate of Incorporation was filed with the Secretary of State on March 3, 1988 under the name of Delaware Sequel Corporation.

2.             An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 13, 2011 under the name of Hanger Orthopedic Group, Inc.

3.             A Certificate of Change of Location of Registered Office and of Registered Agent was filed with the Secretary of State of the State of Delaware on September 7, 2011 changing (a) the registered office of the Corporation within the State of Delaware to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, and (b) the registered agent of the Corporation within the State of Delaware to Corporation Service Company.

4.             An Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware effective June 8, 2012 changing the name of the Corporation from “Hanger Orthopedic Group, Inc.” to “Hanger, Inc.”

5.             This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the Delaware General Corporation Law by the directors of the Corporation, and restates and integrates the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as previously amended, without any further amendment thereto and there is no discrepancy between the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as previously amended, and the provisions of this Restated Certificate of Incorporation.

6.             This Restated Certificate of Incorporation will be effective upon filing with the Secretary of State of the State of Delaware.

7.             The text of the Amended and Restated Certificate of Incorporation, as previously amended, is hereby restated in its entirety to read as follows:

FIRST:                   Name.  The name of the Corporation is Hanger, Inc.

SECOND:              Agent for Service.  The address of the registered office of the Corporation in Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.  The name and address of the registered agent of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

THIRD:                 Purpose. The nature of the business to be transacted by the Corporation and the purposes for which it is formed are to transact any and all lawful business for which corporations may be incorporated under the Delaware General Corporation Law.

FOURTH:             Capital Stock.  The authorized capital stock of the Corporation shall consist of 70,000,000 shares of stock, consisting of 60,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.01 per share.  The Board of Directors of the Corporation shall have the power to issue the Preferred Stock in series, with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions of the Board of Directors providing for the issuance of such stock.  Nothing contained herein to the contrary shall affect in any manner the certificate of designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such Preferred Stock (the “Certificate of Designations”), except to the extent expressly set forth therein.  All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges, as follows:

(a)           Voting Rights.  Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

(b)           Dividends.  Subject to any other provisions of this Restated Certificate of Incorporation, as it may be amended from time to time, the holders of shares of Common Stock shall be entitled to receive such dividends or other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c)           Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

(d)           Miscellaneous.

(i)        No Charge. The issuance of certificates for shares of Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with the issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then-current holder of the Common Stock.

(ii)       Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonable designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Common Stock represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will represent such number of shares of Common Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. Subject to any other restrictions on transfer to which such holder or such shares may be bound, the Corporation will also register such new certificate in such name as requested by the holder of the surrendered certificate.

(iii)      Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonable satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(iv)     Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder`s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

FIFTH:                  Existence.  The corporation is to have perpetual existence.

SIXTH:                  No Preemptive Rights; Treasury Stock.  Shareholders shall have no preemptive right to acquire unissued shares of the Corporation’s capital stock, treasury shares or securities convertible into such shares. The Board of Directors of the Corporation shall have the power and authority from time to time to authorize the sale of, and to sell, for cash or otherwise, all or any portion of the unissued and/or treasury stock of the Corporation without such stock, or any portion thereof, being first offered to the shareholders of the Corporation.

SEVENTH:           Director Liability.  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH:              Amendment of Bylaws.  The Corporation’s By-Laws may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the total number of issued and outstanding shares of Common Stock of the Corporation entitled to vote at any annual or special meeting.  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws upon the affirmative vote or written consent of at least a majority of the entire Board of Directors; provided, however, that no provisions of the By-Laws adopted by the shareholders shall be amended, altered or repealed by the Board of Directors if the provisions so adopted by the shareholders so provide.

[The next page is the signature page.]

IN WITNESS WHEREOF, Hanger Orthopedic Group, Inc. has caused this Restated Certificate of Incorporation to be signed by a duly authorized officer as of the 27th day of August 2012.

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ Thomas E. Hartman

Name:	Thomas E. Hartman
Title:	Vice President and General Counsel